EXHIBIT 10.17

Tritium Pty Ltd Power Electronics Engineering 1/30 Walker St, Tennyson, Qld, 4105, Australia Ph: +617 3129 4389 www.tritium.com.au

Wednesday, 4 May 2012

Dr. D Finn

70 Cradock St,

Holland Park, Queensland, 4121

Dear David,

OFFER OF EMPLOYMENT - MONTHLY STAFF

The Tritium Group of Companies has recently initiated a business growth strategy and as a consequence the Varley Group is now a major shareholder of the Group. Both Varley and Tritium are committed to the development of a range of ground breaking, high level projects that will enhance the commercial opportunities of both Groups of Companies. The successful development of the Tritium technology is a key to this commercial plan and as such your role in this project is crucial.

The role requires you to lead the Tritium team to a state of commercial readiness including technical and actual performance as well as design of manufacturing processes. You have been offered the position Managing Director and will play a lead role in the activities outlined above.

Outlined below are the general terms of employment relating to this position.

1.	Job Title and Description

The job title will be known as Managing Director.

The position reports directly to. the Board and is based at Tennyson, QLD. Below is a brief outline of responsibilities of the position. The exact requirements of this position may vary or be modified from time to time as the business expands or changes. Initially these are the key responsibilities to ensure the monthly staff position of Managing Director is carried out effectively;

•	Provide leadership, management, vision and direction for Tritium

•	Take responsibility for the engineering, operational, financial and communication aspects of Tritium.

•	Develop and recommend to the Board strategies for the Tritium group that result in the maximisation of shareholders value.

•	Develop and recommend to the Board business plans, operational requirements, organisational structure, staffing and budgets that support such startegies.

•	Implement the strategies after Board approval and report to the Board in a timely manner on deviations from such strategies.

•	Direct and monitor the activities and resources of the Tritium group consistent with the strategic direction, financial limits and operating objectives adopted by the Board.

•	Keep abreast of the market opportunities and competition, particularly in the area of rapid charge.

•	Ensure continued refinement of Product Requirement Documents (PRDs) for all Tritium products. An initial review the DCQC and DCIC PRDs is a priority.

•	Ensure the finalisation of the Project Execution Plan for the DC quick charger (DCQC) and the DC instant charger (DCIC) commercialisation.

•	Development of relationships with potential customers and stakeholders in the electric vehicle industry, impartially the rapid charge segment.

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Tritium Pty Ltd Power Electronics Engineering 1/30 Walker St, Tennyson, Qld, 4105, Australia Ph: +61 7 3129 4389 www.tritium.com.au

•	Development of relationships with key component suppliers, building Tritium supply chain while driving cost of component down.

•	Actively promote the sales of Tritium’s WaveSculptor, battery management and CAN to Ethernet products.

•	Ensure that Tritium meets all milestones defined in its Commercialisation Australia and QSEIF grants.

•	Maintain an ongoing awareness of emerging technologies and competitor threats.

•	Develop and grow the businesses reputation and always act promptly to up-hold the businesses reputation.

•	Ensure adequate and timely notice to the Board of any critical issues brought to your attention.

•	Work within ISO9001 equivalent Quality standards;

•	Adhere to the Tritium OHS policy and procedures.

2.	Work Hours

Your standard hours of work are 9:00 am to 5:30 pm Monday to Friday. The commencement and finish times may change with varying work duties or by agreement with your manager.

In order to perform your job effectively, you may be required to work additional hours from time to time as appropriate. The remuneration specified in your letter of offer document covers payment for the overall performance of your job, therefore you will not be paid, nor entitled to receive, any additional amounts by way of overtime or otherwise for work performed outside of your standard hours of work, unless prior written agreement has been reached with your manager for a specific task or project.

You agree that while employed by Tritium you will exclusively devote your time and attention to the performance of your duties with Tritium and will not accept or undertake any other employment or work engagement with any other person or entity without the prior written approval of Tritium.

3.	The Tritium Policies

As an employee of Tritium, you are required to understand and comply with any obligations imposed upon you and/or any Standard, Policy, Process or Procedure including, but not limited to Occupational Health & Safety, Harassment, and Discrimination, Violence in the Workplace and Acceptable Use of the Internet and Email systems. You are also required to act in accordance with the Tritium Code of Conduct.

It is your responsibility as an employee to be aware of the company Policies and to ensure your knowledge remains up to date. Tritium will make the Policies available to you and provide training and guidance as required. From time to time you may be required to formally acknowledge your awareness of your obligations under the Policies. If you are uncertain of your obligations or require clarification of any specific Policy it is up to you to seek guidance from your manager.

4.	Remuneration

The remuneration for a monthly staff position is described as a total package. The key aspects of this package are:

•	An annual salary of $87,180 to be paid monthly at a rate of $7,265;

•	Superannuation is paid by Tritium in accordance with the statutory requirements. Presently, this is set at 9% of your base salary;

•	Payment is monthly on the 15th day and is for two weeks past and two weeks future, in twelve equal installments;

•	Leave loading is incorporated into your base salary.

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Tritium Pty Ltd Power Electronics Engineering 1/30 Walker St, Tennyson, Qld, 4105, Australia Ph: +61 7 3129 4389 www.tritium.com.au

5.	Leave Entitlements

Annual leave

You are entitled to four weeks paid annual leave for each year of continuous service, accruing progressively during a year of service in accordance with the provisions of the Act.

Annual leave is to be taken at a time or times as may be agreed between Tritium and you. Generally, Tritium expects employees to provide a minimum of 4 weeks’ notice where more than 1 day’s annual leave is sought.

Tritium may require you to take up to 15 working days of accrued annual leave after Christmas day of each year or during such other periods when its business shuts down for a period.

Public holidays

You are entitled to the public holidays designated by legislation or otherwise by law in the State/Territory in which you are employed, without loss of pay.

Personal leave

You will be entitled to ten days personal leave per annum in accordance with the provisions of the Act, which can be taken as:

•	Sick leave arising out of illness or injury; or

•	Carer’s leave to care for a member of your immediate family or household who is sick and requires your care and support.

Personal leave accrues on a pro rata basis and is cumulative.

You will inform Tritium of the expected period of the personal leave as soon as practicable after you are due to commence work on any given day.

If your personal leave entitlement is exhausted, you will be entitled to take up to two days unpaid carer’s leave if a member of your immediate family or household requires care or support due to personal illness, injury or an unexpected emergency.

Payment for personal leave is subject to you providing satisfactory evidence of your illness or injury or the illness or injury of a member of your family or household, if Tritium requires it.

You will not be entitled to payment for accumulated personal leave in the event that the employment is terminated.

Compassionate leave

You are entitled to 2 days of compassionate leave per occasion for the purposes of you caring for a member of your immediate family or household who has an illness or injury that poses a serious threat to their life, or after the death of a member of your immediate family or household.

Payment for compassionate leave is subject to you providing satisfactory evidence of the illness, injury or death of a member of your family or household, if Tritium requires it.

Parental leave

You will be entitled to parental leave in accordance with the provisions of the Act.

Long Service Leave

You are entitled to long service leave in accordance with the relevant statutory provisions in the State/Territory in which you are employed.

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Tritium Pty Ltd Power Electronics Engineering 1/30 Walker St, Tennyson, Qld, 4105, Australia Ph: +61 7 3129 4389 www.tritium.com.au

Community Service Leave

You will be entitled to Community Service Leave in accordance with the provisions of the Act.

6.	Commencement Date

Your commencement date for this position will be 1/05/2012.

7.	Other Entitlements

A monthly staff position allows you to adopt salary sacrifice towards your superannuation or other legally allowed sacrifices, should you so desire.

From time to time other project specific entitlements or variations to this letter may be agreed with your manager and must be signed in writing by the Managing Director or Human Resources Manager.

8.	Termination

Following the probationary period employment may be terminated by one of the following circumstances:

•	By an agreement in writing, signed off by the Managing Director or Human Resources and OHS Manager.

•	By you giving one month’s notice in writing. Failure to give one month’s notice will result in forfeiting the claim to any termination benefits other than statutory entitlements.

•	By Tritium with one month’s notice in writing or by the payment of one month’s pay calculated at the monetary value of the total remuneration package in lieu of notice.

•

Tritium may terminate your employment summarily, without notice, if you are guilty of any misconduct or dishonesty, if you are negligent or incompetent in the performance of your duties or you commit a material breach of your terms of and conditions of employment. You shall only be entitled to payment and benefits as nominated in Remuneration Clause, up to and including the date of termination or dismissal.

•

By Tritium with one month’s notice in writing or by the payment of one month’s pay calculated at the monetary value of the total remuneration package in lieu of notice, on account of incapacity where:-

•	You have been incapacitated for a period of not less than three months; and

•	The duration of your incapacity remains indefinite.

9.	Illegal Activities

If you perform any illegal acts you will be summarily dismissed and handed over to the appropriate authorities for prosecution.

10.	Return of Property

Any property issued to you remains the property of Tritium and must be returned forthwith upon cessation of employment.

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Tritium Pty Ltd Power Electronics Engineering 1/30 Walker St, Tennyson, Qld, 4105, Australia Ph: +61 7 3129 4389 www.tritium.com.au

11.	Performance Review

Every monthly staff position is reviewed by your manager for performance in the job role, difficulties or assistance required and general outlook for the upcoming year. Performance goals will be agreed as a part of the Performance Appraisal. These reviews usually occur on your anniversary of commencement each year.

Any remuneration adjustment is also reviewed along with the performance review and any salary adjustments will normally occur at the same time.

12.	Conditions of Confidentiality

Monthly Staff positions are commonly exposed to confidential company information. In your position you will develop, be given and be exposed to confidential information about Tritium, its operations and strategic plans. You must keep this confidential information, strictly confidential.

As such we require that you sign the attached “Employee Non-Disclosure Agreement” and observe Tritium’s Code of Conduct.

13.	Restraint of Trade

We require that you sign the attached “Employee Non-Compete Agreement” and observe Tritium’s Code of Conduct.

14.	Security & Surveillance

Tritium may at anytime monitor your use of the Tritium systems, including but not limited to material stored, the use of internet and email systems in accordance with Tritium’s Systems, Internet and Email Policies.

15.	Safety and Medical Examinations

The parties have a mutual interest in maintaining a safe and healthy working environment for all employees.

You agree to:

•

Attend a full medical examination when directed to do so by Tritium in relation to any concern that it may have about your fitness for work. Such medical examinations will be conducted by a doctor nominated by Tritium;

•	You authorise the doctor who conducts the medical examination referred to above to disclose to Tritium whether or not you are medically fit to perform the requirements of your role.

16.	Inventions and Intellectual Property Rights

Any discovery or invention or secret process or improvement in procedure, or in the Intellectual Property Rights contained therein, made or discovered by you during the currency of your employment in connection with or in any way affecting or relating to Tritium’s business or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to Tritium and shall belong to and be the absolute property of Tritium.

You agree to assign to Tritium all Intellectual Property you made or contributed to during the course of your employment with Tritium promptly upon its creation.

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Tritium Pty Ltd Power Electronics Engineering 1/30 Walker St, Tennyson, Qld, 4105, Australia Ph:+61 7 3129 4389 www.tritium.com.au

17.	Waiver

The failure of either party to enforce at any time any provisions of this letter of employment or any right under this letter or to exercise any election in the contract shall in no way be considered to be waiver of such provision, right or election and shall not affect the validity of the letter.

18.	Sole Agreement

Both parties agree that this letter constitutes the sole and complete agreement between them, that no verbal or other statements, inducements or representations have been made to or relied upon by either of them and that no modification hereof shall be binding upon either of them unless in writing, and signed by the Managing Director or Human Resources & OHS Manager.

19.	Acceptance

If you are in agreement the above terms of employment for a monthly staff position, please sign and date below and return it to me, together with the signed confidentiality Agreement within seven days from receipt of this letter. The copy is retained in your employee file, which you have access to upon request.

We would like to take this opportunity to welcome you into your new position with Tritium and wish you a long and successful career with our company.

Signed /s/ David Finn                     Date: 5/4/2012

Yours faithfully Tritium Pty Ltd

/s/ James Kennedy	/s/ Paul Sernia
James Kennedy	Paul Sernia
Director	Director

I hereby agree to the offer of employment and the terms of employment as set out in this letter of offer.

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